November 22, 2005

Oliver Street Finance LLC
2 Oliver Street
Boston, Massachusetts 02109
Attention: Michael D’Amelio

Re: Toyota Litigation

Dear Mr. D’Amelio:

This letter agreement (the “Agreement”) will confirm our understanding regarding the relationship between Solomon Technologies, Inc. (the “Company”), a Delaware corporation, and Oliver Street Finance LLC (“Oliver Street”), a Delaware limited liability company.

WHEREAS, on September 12, 2005, the Company filed a lawsuit in federal district court in Tampa, Florida against Toyota Motor Corporation, Toyota Motor Sales U.S.A. Inc. and Toyota Motor Manufacturing North America (collectively, “Toyota”) alleging that Toyota is infringing on Solomon’s Electric Wheel patent and the Company may file one or more related claims in other appropriate venues (collectively, the “Litigation”); and

WHEREAS, the Company has engaged Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (“Mintz”) to represent the Company in the Litigation; and

WHEREAS, it is proposed that Oliver Street will pay all of the legal fees and disbursements of Mintz pertaining to the Litigation (the “Mintz Litigation Expenses”) billed by Mintz and approved by the Company in exchange for the right to receive a portion of any recovery the Company receives in the Litigation, subject to the terms of this Agreement.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Oliver Street agree that:

1.   Oliver Street shall pay all of the Mintz Litigation Expenses approved by the Company and billed by Mintz in connection with the Litigation.

2.  Upon receipt of an invoice from Mintz, the Company shall immediately forward a copy of the invoice to Oliver Street. Oliver Street shall pay the amounts set forth on the invoice approved by the Company directly to Mintz. Oliver Street will not allow a lapse in service from Mintz to the Company due to non-payment.

Oliver Street Finance, LLC
November 22, 2005

3.  In consideration for Oliver Street’s agreement to pay the Mintz Litigation Expenses as set forth in this Agreement, the Company hereby assigns to Oliver Street an interest equal to the greater of (i) 40% of the gross amount of any recovery received by the Company in the Litigation or (ii) the aggregate amount of the Mintz Litigation Expenses paid by Oliver Street pursuant to this Agreement (the “Paid Expenses”). In the event that the recovery in the Litigation after deduction of any Litigation expenses paid or payable directly by the Company (the “Net Recovery”) is less than the amount of the Paid Expenses, Oliver Street shall be entitled to the full amount of such Net Recovery. In such event, after payment of such Net Recovery, or in the event that there is no Net Recovery, the Company will have no further obligation to pay Oliver Street any amount hereunder, and Oliver Street agrees not to seek money or property from the Company pursuant to this Agreement.

4.  The Company hereby grants Oliver Street a lien and security interest in the proceeds of the Litigation. The amount due to Oliver Street shall be withheld from any funds collected as a result of the Litigation and paid immediately upon collection by the Company to Oliver Street. The term “proceeds” shall include any money received by the Company as a consequence of the Litigation whether by settlement, judgment or otherwise.

5.  In entering into this Agreement, the parties acknowledge that Oliver Street is in no way acquiring the Company’s right to sue. The Company has started the Litigation and the Litigation belongs to the Company. The Company is not assigning the cause of action to Oliver Street, but rather is assigning a portion of the proceeds of the action. The Company shall retain the absolute right to control all decisions relating to the Litigation, including, but not limited to, all decisions relating to settlement of the Litigation. The Company shall keep Oliver Street fully informed of the status of the Litigation, including any settlements, offers or discussions with respect thereto.

6.   If any provision of this Agreement shall be deemed invalid or unenforceable, it shall not affect the validity or enforceability of any other provision hereof. This Agreement represents the entire agreement between the parties. It may be modified only in writing. This Agreement takes precedence over any prior understandings, representations or agreements.

Oliver Street Finance, LLC
November 22, 2005

Please acknowledge your agreement with the foregoing by signing this Agreement in the space provided below and returning it to the undersigned by fax and Federal Express.

Very truly yours,

SOLOMON TECHNOLOGIES, INC.

By: /s/ Peter W. DeVecchis, Jr.
Peter W. DeVecchis, Jr.
President

ACKNOWLEDGED AND AGREED:

OLIVER STREET FINANCE, LLC

By:  /s/   Michael D’Amelio
Name: Michael D’Amelio
Title: Manager